                                                                                                                                                                   EXHIBIT 99.1

For immediate release                                                                                                     CONTACT: PAUL VITEK, CFO

                                                                                                                                                                 (972) 401-0090

                                                                                                                                                                Release #04-07

CARBO CERAMICS INC. ANNOUNCES RECORD QUARTERLY EARNINGS

Conference Call Scheduled for Today, 10:00 a.m. Central Time

Irving, Texas (July 21, 2004) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $9.9 million, or $0.61 per share (on a diluted basis), on revenues of $52.3 million for the quarter ended June 30, 2004. These results represent the highest quarterly revenues and net income in the history of the company. Revenues for the quarter increased 33 percent and net income increased 53 percent, in each case compared to the second quarter of 2003. For the six months ended June 30, 2004, the company reported net income of $19.4 million, or $1.21 per diluted share, on revenues of $102.4 million, compared to net income of $12.2 million, or $0.78 per diluted share, on revenues of $ 78.0 million for the first six months of 2003.

For the quarter, sales volume was 170.4 million pounds, an increase of 29 percent compared to the prior year's second quarter. Domestic sales volume increased by 11 percent versus the second quarter of 2003. In international markets, Canadian sales volume increased by 93 percent and overseas sales volume increased 59 percent compared to last year's second quarter. Compared to this year's first quarter, total sales volume declined by less than 1 percent as the normal seasonal decline in Canada was offset by an increase in overseas sales volume. While there was no change in the list price of any of the company's ceramic proppants, the average selling price for these products increased approximately 3 percent in the second quarter compared to the same period a year ago due to a shift in the mix of products sold. Revenues for the second quarter of 2004 included $4.4 million from Pinnacle Technologies, Inc. compared to $3.5 million for the second quarter of 2003.

The company's second quarter operating profit margin increased to 30 percent from 26 percent for the second quarter of 2003. The improved margin is primarily attributable to higher utilization of the company's manufacturing facilities, which operated at 96 percent of capacity in the second quarter of 2004 compared to 83 percent in the second quarter of 2003. The improvement in utilization helped offset the impact of higher natural gas costs in the company's domestic production facilities. Selling, general and administrative expenses increased by $1.6 million compared to the second quarter of 2003 due principally to increases in marketing, business development, research activities and administrative expenses. Selling, general and administrative expenses as a percentage of revenues were unchanged from the same quarter last year.

Year to date revenues increased 31 percent versus the previous year due primarily to a 30 percent increase in sales volume. Year to date net income increased 60 percent versus the prior year driven by record first-half sales volumes and improved operating performance at the company's manufacturing facilities. Operating profit margins for the six months ended June 30, 2004, improved to 30 percent compared to 25 percent for the first half of 2003. The improvement was due primarily to higher utilization of the company's manufacturing facilities which operated at 95 percent of capacity in the first half of 2004 compared to 81 percent in the first half of 2003. Selling, general and administrative expenses for the six months ended June 30, 2004, were $11.8 million, an increase of $2.6 million compared to the same period a year earlier. The increase was due principally to increases in marketing, business development, research activities and additions to administrative functions.

CARBO Ceramics Second Quarter Earnings Release

July 21, 2004

During the quarter, the company substantially completed construction of a second production line at its manufacturing facility in Luoyang, China. The new production line began manufacturing product in June and is presently operating at 75 percent of its design capacity of 45 million pounds per year. Engineering and permitting work on the company's previously announced new production facility, to be constructed in McIntyre, Georgia, is progressing on schedule and initial clearing and grading work has begun on the plant site. The facility is projected to be completed at the end of 2005 and is expected to increase manufacturing capacity by 250 million pounds per year.

Dr. C. Mark Pearson, President and Chief Executive Officer of CARBO Ceramics, stated, "The value generated for operators of oil and gas wells through the use of our products continues to drive growth worldwide, and we remain optimistic about the balance of 2004. We expect strong oil and gas prices to generate significant cash flow to operators, which should, in turn, result in continued increases in drilling and hydraulic fracturing activity. In this environment, U.S. activity should continue to build as the year progresses. Canadian activity is already increasing from its normal seasonal downturn and the outlook in overseas markets appears very positive, led by strong Russian activity. Our biggest challenge over the next 18 months will likely be the need to operate production facilities at full capacity and to add new capacity within established budgets and schedules."

The company also announced that, effective July 2004, it has increased the list price on each of its proppant products by $0.01 per pound. However, the company does not expect to realize the full benefit of the increase in 2004 due to existing long-term commitments.

As previously announced, a conference call to discuss the company's second quarter results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 877-836-3879 and refer to conference ID 8636545. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com, or by accessing the following URL: http://www.vcall.com/CEPage.asp?ID=88702.

CARBO Ceramics Inc. is based in Irving, Texas.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management's current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

CARBO Ceramics Second Quarter Earnings Release

July 21, 2004

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$ 52,350	$ 39,423	$ 102,361	$ 77,961
Operating expenses:
Cost of sales	30,471	23,804	59,701	48,476
Gross profit	21,879	15,619	42,660	29,485
Selling, general & administrative	6,155	4,598	11,842	9,267
Start-up costs	-	-	-	80
Loss on disposal of equipment	49	717	49	717
Total operating expenses	6,204	5,315	11,891	10,064
Operating income	15,675	10,304	30,769	19,421
Net interest income	72	42	132	79
Other income (expense)	27	(69)	89	(114)
Income before income taxes	15,774	10,277	30,990	19,386
Income taxes	5,917	3,833	11,565	7,232
Net income	$ 9,857	$ 6,444	$ 19,425	$ 12,154

Earnings per share:
Basic	$ 0.62	$ 0.42	$ 1.22	$ 0.78
Diluted	$ 0.61	$ 0.41	$ 1.21	$ 0.78

Average shares outstanding:
Basic	15,926	15,516	15,871	15,501
Diluted	16,065	15,676	16,001	15,648

Depreciation and amortization	$ 2,917	$ 2,500	$ 5,770	$ 4,845

Selected Balance Sheet Information

	June 30, 2004	Dec. 31, 2003
	(in thousands)
Total current assets	$ 114,224	$ 92,709
Net property, plant and equipment	119,447	116,664
Intangible assets, net	4,039	3,911
Total assets	259,550	235,124
Total current liabilities	15,091	16,432
Deferred income taxes	20,025	18,553
Shareholders' equity	224,434	200,139
Total liabilities and shareholders' equity	259,550	235,124

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